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Exhibit 10. 72

CONSENT AND EIGHTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

        THIS CONSENT AND EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of December 28, 2004, by and among Lenders, WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders ("Agent") and MIDWAY HOME ENTERTAINMENT INC., a Delaware corporation ("Midway"), MIDWAY AMUSEMENT GAMES, LLC, a Delaware limited liability company ("MAG"; Midway and MAG are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), MIDWAY GAMES INC., a Delaware corporation ("Parent"), MIDWAY GAMES WEST INC., a California corporation ("MGW"), MIDWAY INTERACTIVE INC., a Delaware corporation ("MI"), MIDWAY SALES COMPANY, LLC, a Delaware limited liability company ("MSC"), MIDWAY HOME STUDIOS INC., a Delaware corporation ("MHS"), SURREAL SOFTWARE INC., a Washington corporation ("Surreal"), MIDWAY STUDIOS—AUSTIN INC., a Texas corporation ("MSA"), MIDWAY STUDIOS—LOS ANGELES INC., a California corporation, ("MSLA"; Parent, MGW, MI, MSC, MHS, Surreal, MSA and MSLA, are referred to hereinafter each individually as a "U.S. Credit Party" and individually and collectively, jointly and severally, as the "U.S. Credit Parties").

        WHEREAS, Borrowers, U.S. Credit Parties, Agent, and Lenders are parties to that certain Loan and Security Agreement dated as of March 3, 2004 (as amended, modified or supplemented from time to time, the "Loan Agreement");

        WHEREAS, Borrowers have advised Agent and Lenders that Borrowers desire to acquire all of the equity of F+F Publishing GmbH, a German limited liability company ("German Company"), pursuant to the terms of an Agreement on the Sale and Assignment of 100% of the Shares in a GmbH (the "Purchase Agreement"), among Midway, Mr. Uwe Detlef Fuerstenberg and Hans Joachim Meyer (the "Share Acquisition") in substantially the form of the draft agreement delivered to Agent dated December 22, 2004;

        WHEREAS, Borrowers have advised Agent and Lenders that desire (i) to capitalize Midway (Europe) GmbH ("Midway Europe"), an Inactive Company under the Loan Agreement and (ii) for Midway Europe to acquire certain assets of Acclaim Entertainment GmbH, registered in the commercial registry of the local court in Munich under reg. no. HRB 93117 (collectively, the "Midway Europe Transactions");

        WHEREAS, Borrowers and U.S. Credit Parties desire for Agent and Required Lenders to consent to Share Acquisition and the Midway Europe Transactions as set forth herein; and

        WHEREAS, Borrowers, U.S. Credit Parties, Agent and Lenders have agreed to amend the Loan Agreement in certain respects, subject to the terms and conditions contained herein.

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

        2.    Consent.    Subject to the satisfaction of the conditions set forth in Section 5 below, Agent and Required Lenders hereby consent to (a) the Share Acquisition in accordance with the terms of the Purchase Agreement and (b) consent to the Midway Europe Transactions; provided that (i) the Share Acquisition and Midway Europe Transactions are completed within 180 days of the date hereof, (ii) the net amount of Investments in Midway Europe shall not at any time exceed $100,000, (iii) all assets of Midway Europe shall be sold or otherwise transferred to a Company, UK Company or German

Company within 90 days of the consummation of the Midway Europe Transactions and (iv) as soon as practicable after the sale of all of the assets of Midway Europe, all remaining Investments in Midway Europe (excluding stated capital), if any, shall be distributed to Midway. This is a limited consent and shall not be deemed to constitute a waiver of, or consent to, any other future breach of the Loan Agreement (as amended by this Amendment).

        3.    Amendment to Loan Agreement.    Subject to the satisfaction of the conditions set forth in Section 5 hereof, the Loan Agreement is amended as follows:

          (a)   The definition of the term "Bankruptcy Code" that is set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

            "Bankruptcy Code" means title 11 of the United States Code, as applicable, and as in effect from time to time, and, in respect of UK Company, UK Insolvency Laws, in respect of German Company, German Insolvency Laws and in respect of Japan Company, Japan Insolvency Laws.

          (b)   The definition of the term "Inactive Company" that is set forth in Section 1.1 of the Loan Agreement is amended and restated in its entirety, as follows:

            "Inactive Company" means Midway Games Sales Corporation, a Barbados corporation, Midway/Nintendo Inc., a Delaware corporation, and Midway Games (Europe) GmbH, a German limited liability company.

          (c)   The following definitions are added to Section 1.1 of the Loan Agreement, each in their appropriate alphabetical order:

            "German Company" means F+F Publishing GmbH, a German limited liability company, registered with company number HRB 154344.

            "German Insolvency Laws" means the Insolvency Code (Insolvenzordnung) of Germany, as now and hereafter in effect, any successor to such statute and any rules and regulations issued thereunder.

            "Japan Company" means K.K. Midway Games, a Japanese company, registered with company number 0200-01-038356.

            "Japan Insolvency Laws" means the bankruptcy and insolvency laws as now and hereafter in effect in Japan.

          (d)   The definition of "Permitted Investment" in Section 1.1 is amended by deleting the word "and" at the end of clause (h) thereof, amending clause (i) thereof so that it is now a reference to clause (k) thereof, and adding new clauses (i) and (j) thereto, as follows:

          "(i) Investments in German Company so long as the net additional amount of such Investments made does not exceed $2,500,000 at any time, (j) Investments in Japan Company so long as the net additional amount of such Investments made does not exceed $500,000 in any fiscal year".

          (e)   The preface to Article 7 of the Loan Agreement is hereby amended and restated as follows:

            "Each Company covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Companies will not, and will not permit any of UK Company, German Company or Japan Company to, do any of the following:"

          (f)    Section 7.1(d) of the Loan Agreement shall be amended as follows:

              (i)  The reference in clause (i) to "UK Company" shall be replaced with "UK Company's, German Company's, Japan Company's";

             (ii)  Both references in clause (ii) to "UK Company" shall be replaced with "UK Company, German Company, Japan Company"; and

            (iii)  The reference in clause (iii) to "UK Company" shall be replaced with "UK Company, German Company, Japan Company".

          (g)   Section 7.4 of the Loan Agreement shall be amended by replacing the reference to "UK Company" with "UK Company, German Company, Japan Company".

          (h)   Section 7.5 of the Loan Agreement shall be amended and restated as follows:

            "Change UK Company's, German Company's, Japan Company's or any Company's name, FEIN, organizational identification number, state or nation of organization, or organizational identity; provided, however, that (a) a Company (other than German Company) may change its name upon at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Company provides any financing statements necessary to perfect and continue perfected Agent's Liens and (b) German Company may change its name upon prior written notice by Administrative Borrower to Agent of such change.

          (i)    Section 7.10 of the Loan Agreement shall be amended by replacing the reference to "UK Company" with "UK Company, German Company, Japan Company" and replacing the reference to "UK Company's" with "UK Company's, German Company's, Japan Company's".

          (j)    Section 7.11 of the Loan Agreement shall be amended by replacing both references to "UK Company" with "UK Company's, German Company's, Japan Company's".

          (k)   Section 7.13 of the Loan Agreement shall be amended by replacing all references to "UK Company" with "UK Company, German Company, Japan Company".

          (l)    Subsection 7.18(b)(i) shall be amended by replacing the reference to "$4,000,000" with "$4,500,000".

        4.    Ratification.    This Amendment, subject to satisfaction of the conditions provided below, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein. In all other respects, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

        5.    Conditions to Effectiveness.    This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

          (a)   Each party hereto shall have executed and delivered this Amendment to Agent;

          (b)   Companies shall have delivered to Agent such documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;

          (c)   No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment; and

          (d)   All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

        6.    Additional Event of Default.    An Event of Default shall exist if Borrowers fail to deliver to Agent a perfected pledge of the equity interests of German Company, effective under German law, within 5 days of the consummation of the Share Acquisition, in form and substance satisfactory to Agent.

        7.    Miscellaneous.

          (a)   Warranties and Absence of Defaults. In order to induce Agent to enter into this Amendment, each Company hereby warrants to Agent, as of the date hereof, that the representations and warranties of Companies contained in the Loan Agreement are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof).

          (b)    Expenses.    Companies, jointly and severally, agree to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Loan Agreement as amended hereby.

          (c)    Governing Law.    This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

          (d)    Counterparts.    This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

          8.    Release.

          (a)   In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set?off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

          (b)   Each Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

          (c)   Each Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

MIDWAY HOME ENTERTAINMENT INC., a Delaware corporation
MIDWAY AMUSEMENT GAMES, LLC, a Delaware limited liability company
MIDWAY GAMES INC., a Delaware corporation
MIDWAY GAMES WEST INC., a California corporation
MIDWAY INTERACTIVE INC., a Delaware corporation
MIDWAY SALES COMPANY, LLC, a Delaware limited liability company
MIDWAY HOME STUDIOS INC., a Delaware corporation
SURREAL SOFTWARE INC., a Washington corporation
MIDWAY STUDIOS—AUSTIN INC., a Texas corporation
MIDWAY STUDIOS—LOS ANGELES INC., a California corporation
Each By:	/s/ THOMAS E. POWELL
Title:	Executive Vice President—Finance, Treasurer and CFO
WELLS FARGO FOOTHILL, INC., a California corporation, as Agent, as UK Security Trustee and as a Lender
By:	/s/ JOHN T. LEONARD
Title:	Vice President

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CONSENT AND EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT